Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of River Financial Corporation of our reports dated May 8, 2019 and November 20, 2018 relating to Trinity Bancorp, Inc.’s consolidated financial statements as of December 31, 2018 and Trinity Bancorp, Inc.’s consolidated balance sheet as of December 31, 2017, respectively, and our report dated June 15, 2018 relating to Trinity Bank’s financial statements as of December 31, 2017 and 2016. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Brunson, Wilkerson, Bowden & Associates, P.C.

Brunson, Wilkerson, Bowden & Associates, P.C.

Enterprise, Alabama

August 21, 2019